Exhibit 99.1

ENTERPRISE MANAGEMENT TO RECOMMEND 5.2% DISTRIBUTION
GROWTH FOR 2016; AFFILIATES OF GP TO PURCHASE
$200 MILLION OF COMMON UNITS IN FIRST QUARTER 2016

Houston, Texas (January 4, 2016) – Enterprise Products Partners L.P. (NYSE:EPD) today announced that its management plans to recommend to the board of its general partner distributions totaling $1.61 per unit with respect to 2016, which, if approved by the board, would represent a 5.2 percent increase compared to a total of $1.53 per unit of distributions declared with respect to 2015.

	Distributions	Distributions
	Declared	Recommended
$/unit	2015	2016*

First Quarter	$0.375	$0.395
Second Quarter	$0.380	$0.400
Third Quarter	$0.385	$0.405
Fourth Quarter	$0.390	$0.410

Total	$1.530	$1.610
* Subject to approval by the board of directors of Enterprise's general partner.

Enterprise also announced that affiliates of Enterprise Products Company and its general partner (collectively, "EPCO") have indicated their intention to purchase a total of $200 million of Enterprise common units during the first quarter of 2016 through the partnership's distribution reinvestment plan and/or the partnership's at-the-market ("ATM") equity issuance program.  Enterprise will use the proceeds from these purchases to fund a portion of its growth capital investments and for general company purposes.  EPCO owns approximately 34 percent of Enterprise's common units.

"Historically, it has been Enterprise's practice to not provide guidance with respect to distribution growth; however, due to recent actions by some of our midstream peers to reduce or freeze their dividends/ distributions, we believe it is important to provide our investors with visibility into management's planned recommendations for Enterprise's distribution growth for 2016," said A.J. "Jim"

Teague, chief executive officer of Enterprise's general partner.  "While we are entering the second year of a commodity price cycle, which will provide additional challenges as well as opportunities, we believe our partnership model provides us the flexibility to continue to provide our partners with distribution growth in 2016.  This model includes a simple company structure, a supportive general partner, no incentive distribution rights, focus on fee-based cash flows, willingness to sell non-core assets to reinvest in projects that integrate with our value chain and have better returns on capital, moderate distribution growth, solid distribution coverage and reasonable use of financial leverage."

"Our distribution growth is supported by approximately $6.0 billion of new projects that will begin commercial operations and generate new sources of cash flow during 2016.  These projects include our recently completed expansion of the partnership's LPG export facility on the Houston Ship Channel and the final phase of the Aegis ethane pipeline.  One of our long-held financial goals has been to balance consistent distribution growth for our partners with the retention of distributable cash flow to reinvest in the partnership.  We expect to successfully execute on this goal again in 2016," stated Teague.

"EPCO and our general partner continue to be supportive of Enterprise's growth," stated Teague.  "From 2010 through 2015, EPCO purchased approximately $635 million of common units directly from the partnership to provide capital for growth projects.  In 2010, EPCO also facilitated the elimination of our general partner incentive distribution rights in a non-taxable transaction for our partners.  EPCO's financial strength and willingness to reinvest in the partnership continues to provide Enterprise with additional financial flexibility."

"EPCO is pleased to increase our investment in Enterprise by $200 million in the first quarter of 2016," stated Randa Duncan Williams, chairman of EPCO.  "We will also evaluate the purchase of additional common units during 2016 to further support Enterprise's growth.  We are confident in the partnership's strong financial position, innovation and prospects for future distribution growth."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common units described herein or any other securities.  Each of the anticipated purchases and sales described above would be made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil  gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership's assets include approximately 49,000 miles of  pipelines; 225 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

   This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required board approvals or approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risk factors included in the reports filed with the Securities and Exchange Commission by Enterprise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
                Rick Rainey, Media Relations (713) 381-3635

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